Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2024
(millions, except per share amounts)
Operating Revenue	$14,462

Operating Expenses	11,083

Income from operations	3,379

Other income (expense)	1,087

Interest and related charges	1,843

Income from continuing operations including noncontrolling interest before income tax expense	2,623

Income tax expense	530

Net income from continuing operations including noncontrolling interest	2,093

Net income (loss) from discontinued operations including noncontrolling interest	(417)

Net income including noncontrolling interests	1,676

Noncontrolling interests	—

Net Income Attributable to Dominion Energy	$1,676

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,093
Net income (loss) from discontinued operations	(417)
Net income attributable to Dominion Energy	$1,676

EPS – Basic
Net income from continuing operations	$2.39
Net income (loss) from discontinued operations	(0.50)
Net income attributable to Dominion Energy	$1.89

EPS – Diluted
Net income from continuing operations	$2.39
Net income (loss) from discontinued operations	(0.50)
Net income attributable to Dominion Energy	$1.89

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2024
(millions)
Operating Revenue	$9,963

Operating Expenses	7,158

Income from operations	2,805

Other income (expense)	148

Interest and related charges	796

Income before income tax expense	2,157

Income tax expense	450

Net Income	$1,707